
<ARTICLE>                  5

<PERIOD-TYPE>                                        12-MOS
<FISCAL-YEAR-END>                                    MAR-31-1999
<PERIOD-END>                                         MAR-31-1999
<CASH>                                               319,540
<SECURITIES>                                         1,959,842
<RECEIVABLES>                                        000
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               12,359,393
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       16,767,216<F1>
<CURRENT-LIABILITIES>                                11,918,749<F2>
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           5,016,840
<TOTAL-LIABILITY-AND-EQUITY>                         16,767,216<F3>
<SALES>                                              000
<TOTAL-REVENUES>                                     2,582,792<F4>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,507,016<F5>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   885,336
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (3,586,431)<F6>
<EPS-BASIC>                                        (59.18)
<EPS-DILUTED>                                        000

<F1>Included in Total Assets:  Accounts  receivable of $30,019,  Tenant security deposits of $62,027, Investments in Local Limited Partnerships of $1,430,095, Mortgage escrow deposits of $99,226, Operating reserves of $38,229, Replacement reserves of $126,181, Deferred fees, net of $286,259 and Other assets of $56,405. <F2>Included in Other Liabilities: Mortgage notes payable of $11,233,062, Note payable of $6,533, Accounts payable to affiliates of $295,487, Accounts payable and accrued expenses of $60,557, Accrued interest payable of $262,723 and Security deposits payable of $60,387. <F3>Included in Total Liabilities and Equity: Minority interests in Local Limited Partnerships of $168,373. <F4>Total Revenue includes: Rental of $2,144,067, Investment of $148,359 and Other of $290,366. <F5>Included in Other Expenses: Asset management fees of $276,766, General and administrative of $213,042, Rental operations, exclusive of depreciation of $1,223,067, Property management fees of $92,438, Bad debt expense of $11,861, Depreciation of $573,131 and Amortization of $116,711. <F6>Net loss reflects: Equity in losses of Local Limited Partnerships of $2,785,420 and Minority interests in losses of Local Limited Partnership of $8,549.

